Exhibit 15.10

POLICY FOR DIVIDEND DISTRIBUTION OF INFOSYS LIMITED

This Dividend Distribution Policy (“Policy”) applies to the distribution of dividend by Infosys Limited (“Company”) and has been formulated in accordance with the provisions of the Companies Act, 2013 (“Act”) and the SEBI (Listing Obligations and Disclosure Requirements) Regulations, 2015, as amended (“Listing Regulations”).

Definitions

The terms referred to in the Policy will have the same meaning as defined under the Act and the rules made thereunder, and the Listing Regulations.

Scope

This Policy sets out the circumstances, parameters and factors that will be taken into account by the Board of Directors (“Board”) of the Company for determination of distribution of dividend to its shareholders.

a.
The circumstances under which the shareholders may or may not expect dividend;

The Company shall comply with the relevant statutory requirements that are applicable to the Company in declaring dividend or retained earnings. Generally, the Board shall determine the dividend for a particular period after taking into consideration the financial performance of the Company, the advice of executive management, and other parameters described in this Policy.

b.
The financial parameters / internal factors that shall be considered while declaring dividend;

The Board of the Company shall consider such financial parameters and internal factors as it deems fit while declaring dividend or recommending dividend to shareholders – these may include the following:

•
Capital allocation plans including:
o
Expected cash requirements of the Company towards working capital; capital expenditure in technology and infrastructure etc.;
o
Investments required towards execution of the Company’s strategy;
o
Funds required for any acquisitions that the Board may approve; and
o
Any share buy-back plans.
•
Minimum cash required for contingencies or unforeseen events;
•
Funds required to service any outstanding loans;
•
Liquidity and return ratios;
•
Any other significant developments that require cash investments.
c.
External factors that shall be considered for declaration of dividend;

The Board of the Company shall consider such external factors as it deems fit while declaring dividend or recommending dividend to shareholders – these may include the following:

•
Any significant changes in macro-economic environment affecting India or the geographies in which the Company operates, or the business of the Company or its clients;
•
Any political, tax and regulatory changes in the geographies in which the Company operates;
•
Any significant change in the business or technological environment resulting in the Company making significant investments to effect the necessary changes to its business model;
•
Any changes in the competitive environment requiring significant investment.

d.
Policy as to how the retained earnings shall be utilized.

The consolidated profits earned by the Company can either be retained in the business and used for such purposes as the Board may determine from time to time including those outlined in clause (b) above or it can be distributed to the shareholders.

e.
Provisions in regard to various classes of shares.

The provisions contained in this Policy shall apply to all classes of shares of the Company. It may be noted that currently the Company has only one class of shares, namely, equity shares.

If the Company proposes to declare dividend on any parameter in addition to (a) to (e) or proposes to change such additional parameters or the Policy contained in any of the parameters, it shall disclose such changes along with the rationale for the same in its annual report and on its website.

Review

This Policy will be reviewed and amended as and when required by the Board.

Disclosure of the policy

This Policy will be uploaded on the website of the Company. The Company also announces from time to time its capital allocation policy which is available at www.infosys.com

Limitation and Amendment

In the event of any conflict between the provisions of this Policy and of the Act or Listing Regulations or any other statutory enactments, rules, the provisions of such Act or Listing Regulations or statutory enactments, rules shall prevail over this Policy. Any subsequent amendment / modification in the Listing Regulations, Act and/or applicable laws in this regard shall automatically apply to this Policy.

The Board may review and amend this Policy from time to time, as may be deemed necessary.